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                                   EXHIBIT 99



                                  PRESS RELEASE










                                       27
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NEWS RELEASE

[WORTHINGTON INDUSTRIES LETTERHEAD]
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             WORTHINGTON FINALIZES PURCHASE AGREEMENT FOR THE TECHS

COLUMBUS, OHIO (OCTOBER 19, 2000) -Worthington Industries, Inc. (NYSE: WOR) announced today that its wholly owned subsidiary, Worthington Techs, L.P., has signed a purchase agreement to acquire substantially all of the net assets of MetalTech, NexTech and GalvTech (collectively "the Techs"), three limited partnerships located in Pennsylvania, which collectively produce and distribute approximately one million tons of galvanized steel annually. Closing of the transaction is expected to occur in November 2000 and is subject to normal closing conditions, including financing.

Under revised terms, Worthington will acquire the Techs for $260 million, rather than the previously announced $300 million, in cash. The purchase price may increase to $320 million, down from the previous $340 million, over three years based on performance earn-out formulas related to market conditions and capacity utilization. Following discussions about the acquisition with Standard & Poor's and Moody's Investors Service the Company believes it will retain its investment grade credit ratings.

The transaction is expected to be immediately accretive based on pro forma financial statements filed by Worthington Industries, Inc., in a Form 8-K. Once the transaction is complete, Worthington's existing galvanizing line in Delta, Ohio and the Techs will be operated as a unit. Wilson Farmerie, one of the five original investors of the Techs, will be named President of the galvanizing company and will report to Worthington Industries President, John Christie.

"We are excited about the combining of our companies," said John P. McConnell, Worthington's Chairman and CEO. "This acquisition will be an excellent fit - strategically, financially and culturally. Strategically, we substantially increase our value-added capabilities and we acquire a strong existing business base with new markets in one of the few high-growth steel product lines. Financially, we acquire well managed, respected companies that will immediately contribute to our earnings. Culturally, we join a team of people who share our commitment to a motivated workforce."

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Worthington Industries
October 19, 2000
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Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2 billion. The Columbus, Ohio, based Company is North America's premier value-added steel processor and a leader in manufactured metal products such as automotive aftermarket stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The Company employs 8,000 people and operates 55 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee partnerships in American industry, serve as the Company's foundation.

                              SAFE HARBOR STATEMENT

Worthington wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements and assumptions by Worthington relating to pro forma information, including expected results, for the combined companies, and future operations, growth, production, capabilities, revenues, earnings and other operating results and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: unexpected costs or difficulties related to integrating the businesses of Worthington and the Techs; lower than expected or delayed cost savings related to the proposed acquisition; general economic and business conditions; conditions in the major markets of Worthington and the Techs; conditions in the financial markets; competitive factors and pricing pressures; product demand and changes in product mix; changes in pricing or availability of raw material, particularly steel; delays in construction or equipment supply; legislation or regulatory changes that may adversely affect the businesses of Worthington and the Techs; and other risks described from time to time in Worthington's filings with the Securities and Exchange Commission.